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                                                                     EXHIBIT 4.1
                                                               Execution Version

                            ASSET PURCHASE AGREEMENT

                  This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of July 22, 2003 by and between Zix Corporation, a Texas corporation ("Purchaser"), on the one hand, and Pocket Script LLC, an Ohio corporation ("Seller"), on the other hand.

                                    RECITALS:

                  WHEREAS, Seller presently conducts the business (the "Software Business") of designing, creating, developing, licensing, distributing, testing and marketing, and selling e-prescription Software and services; and

                  WHEREAS, Seller desires to sell and Purchaser desires to purchase and acquire the right to design, create, develop, license, distribute, test, market and sell the Software Products and certain assets, rights and properties of Seller necessary to operate, or primarily used in, the Software Business, all on the terms and subject to the conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

         1.1 DEFINITIONS. As used in this Agreement, unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings set forth below:

                  "Actions" shall have the meaning ascribed to such term Section 8.4(a).

                  "Action Expenses" shall mean all court costs and fees and expenses incurred for outside counsel, experts, advisors and other fees and expenses (except for internal costs) related to an Action.

                  "Affiliate" shall mean with respect to any Person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with that Person.

                  "Confidential Information" shall mean any confidential information, methods of operation, customers, and customer lists, products, proposed products, former products, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, or other specialized information or proprietary matters.

                  "Consent" shall mean any consent, approval or authorization of, notice to, or designation, registration, declaration or filing with, any Person.

                  "Contract" shall mean any agreement, contract, lease, commitment, license, undertaking or other legally binding contractual right or obligation to which a Person is a party or by which a Person or its assets or properties are bound.

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                  "Documentation" shall mean the instructions and written
documents, including user documentation, installation, operation and maintenance instructions used in connection with the Software Products.

                  "Employee Documents" shall mean the employee related forms (including employment offer letters and assignment of invention, non-competition and confidentiality agreements) submitted to each Transferred Employee prior to the Closing for delivery at the Closing.

                  "ERISA" means the Employee Retirement Income and Security Act of 1974, as amended.

                  "Governmental Authority" shall mean any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state, local or foreign court, tribunal or arbitrator.

                  "Knowledge," "known to" or "to the Knowledge" shall mean, with respect to Seller, information that is actually known, after commercially reasonable inquiry, by any of the following: Steve Burns.

                  "Laws" shall mean all federal, state, local or foreign laws, ordinances, rules and regulations.

                  "Liens" shall mean all title defects, title encumbrances, title objections, mortgages, liens, claims, charges, pledges, of any nature whatsoever, including without limitation leases, chattel or other mortgages, collateral security arrangements, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements and other title or interest retention arrangements.

                  "Material Adverse Effect" shall mean any event, circumstance, change or effect that has a material adverse effect on the Transferred Assets or the operation of the Software Business, taken as a whole.

                  "Order" shall mean any judgment, award, order, writ, injunction or decree issued by any Governmental Authority.

                  "Permits" shall mean all permits, certifications, licenses, approvals, franchises, notices and authorizations issued by any Governmental Authority.

                  "Permitted Liens" shall mean (a) Liens for taxes, assessments and other governmental charges that are not due and payable or that may thereafter be paid without penalty or (b) Liens imposed by law, such as material men's, mechanics', workers', repairmen's, employees', carriers', vendors', warehousemen's and other like Liens arising in the ordinary course of business in respect of obligations that are not yet due and payable.

                  "Person" shall mean any individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization, Governmental Authority or other entity.

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                  "Software" means the expression of an organized set of
instructions in a natural or coded language that is contained on a physical media of any nature (whether electronic, written, magnetic or optical) and that may be used with a computer or other data processing device of any nature which is based on digital technology, to make such computer or other device operate in a particular manner and for a certain purpose, and shall include computer programs in source and object code, test or other significant data libraries, and any of the following that is contained on a physical media of any nature and that is used in the design, development, modification, enhancement, testing, installation, maintenance, diagnosis or assurance of the same: flow diagrams, masks, templates, input and output formats, file layouts, development tools, database formats, interfaces, test programs and other similar materials.

                  "Software Business" shall have the meaning ascribed to such term in the recitals to this Agreement.

                  Software Products" shall mean Seller's e-prescription Software products and services.

                  "Transferred Employee" shall mean those employees of Seller that are to become employees of Purchaser or its designee as set forth in
Schedule 6.10.

                                   ARTICLE 2

                               PURCHASE OF ASSETS

         2.1 PURCHASE AND SALE OF TRANSFERRED ASSETS. On the terms and subject to the conditions hereof, at the Closing, Seller will sell, transfer, convey, assign and deliver to Purchaser or its designee (hereinafter referred to as "Acquisition Sub"), and Purchaser or Acquisition Sub will purchase and accept, all of Seller's right, title and interest in and to the rights, properties and assets described in this Section 2.1, (collectively, the "Transferred Assets"), free and clear of all Liens, except Permitted Liens:

                  (a) Equipment and Fixed Assets. All machinery, equipment, tools, work stations, and all other tangible personal property of Seller that is necessary to operate, or primarily used in, the Software Business, including without limitation, such tangible personal property listed on Schedule 2.1(a) hereto;

                  (b) Assigned Contracts. All rights and incidents of interest of Seller as of the Closing in and to contracts, including those with the "Prescripton Benefit Managers" listed on Schedule 2.1(b) (collectively, the "Assigned Contracts");

                  (c) Software. All Software and Documentation that is necessary to operate, or primarily used in, the Software Business, including, but not limited to, the Software Products listed on Schedule 2.1(c);

                  (d) Technical Data. All technical information (whether written or in electronic format) necessary to operate, or primarily used in, the Software Business or relating to the design, creation and development of the Software Products, including the Documentation identified on Schedule 2.1(d) hereto;

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                  (e) Books and Records. All books and records necessary to
operate, or relating primarily to, the Software Business, including, without limitation, lab books, software documentation, software road maps, presentations, customer lists and supplier lists;

                  (f) Intellectual Property. All right, title and interest in and to all Intellectual Property necessary for the conduct of, or which arose out of, the Software Business or relating to the Software Products or to the design, creation or development, thereof;

                  (g) Trademarks. All right, title and interest of Seller in and to the name "PocketScript" and all other trademarks and service marks, and associated goodwill therewith, identified on Schedule 2.1(g) hereto (the "Trademarks"); and

                  (h) Other Assets. All assets of Seller that are either necessary for the operation of the Software Business or primarily used in the Software Business, including the "pocketscript.com" Internet domain name and other Internet domain names.

         2.2 EXCLUDED ASSETS. Nothwithstanding anything to the contrary contained in this Agreement, there shall be excluded from the Transferred Assets and Seller shall retain all right, title and interest in and to the following rights, properties and assets (the "Excluded Assets"):

                  (a) all of Seller's cash and cash equivalents, securities, bonds and other investments;

                  (b) all of Seller's Contracts other than the Assigned
Contracts;

                  (c) all of the assets set forth on Schedule 2.2; and

                  (d) all of Seller's assets that are neither necessary for the operation of, nor primarily used in, the Software Business.

         2.3      FURTHER CONVEYANCES AND ASSUMPTIONS; CONSENT OF THIRD PARTIES

                  (a) From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Acquisition Sub under this Agreement and the Collateral Agreement and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Acquisition Sub under this Agreement and the Collateral Agreements, and to otherwise make effective the transactions contemplated hereby and thereby.

                  (b) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Transferred Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment ("Nonassignable Assets")

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unless and until such consent shall have been obtained. Seller shall, and shall cause its Affiliates to, use its best efforts to cooperate with Purchaser at its request in endeavoring to obtain such consents promptly. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller or the applicable Affiliate of Seller in trust for Purchaser and Acquisition Sub and the covenants and obligations thereunder shall be performed by Purchaser or Acquisition Sub in Seller's or such Affiliate's name and all benefits and obligations existing thereunder shall be for Purchaser's and Acquisition Sub's account. Seller shall take or cause to be taken at Purchaser's expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser and Acquisition Sub with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Affiliate of Seller shall promptly pay over to Purchaser or Acquisition Sub all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Purchaser and Acquisition Sub, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser's expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Purchaser and Acquisition Sub its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate's behalf with respect thereto.

                                   ARTICLE 3

                            ASSUMPTION OF LIABILITIES

         3.1 ASSUMED LIABILITIES. As of the Closing, Purchaser will cause Acquisition Sub to assume and thereafter, in due course, fully satisfy the following liabilities and obligations of Seller (the "Assumed Liabilities") and no other liabilities or obligations of Seller:

                  (a) all liabilities and obligations of Seller under each Assigned Contract that has been assigned to Acquisition Sub, other than any liability that may arise under the Assigned Contract relating to events prior to the Closing (except Warranties covered under 3.1(c) below will be assumed) or arising as a result of the execution, delivery, or performance of this Agreement by Seller; and

                  (b) the trade payables of Seller as set forth in Schedule 3.1; and

                  (c) any and all product warranties and/or obligations to repair or replace any Software and/or Software Products under any Assigned Contracts as a result of any problem or defect, regardless of the date such problem or defect actually arose (the "Warranties").

         Purchaser understands that under certain of the Assigned Contracts Seller has been paid for work that has not yet been performed. Purchaser agrees that work under the Assigned Contracts for which Seller has already been paid is an "Assumed Liability."

         3.2 RETAINED LIABILITIES. Except as provided under Section 3.1, neither Purchaser nor Acquisition Sub assumes or agrees to pay, satisfy, discharge or perform, and will not be

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deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation or indebtedness of Seller, including, without limitation, any liabilities and obligations of Seller (a) for any indebtedness for borrowed money (whether or not relating to the Software Business), (b) for any accounts payable (whether or not relating to the Software Business), (c) arising from or relating to the employment or services (or termination of employment or services) of any individual or under any benefit plan of Seller (such liabilities and obligations retained by Seller being referred to herein as the "Retained Liabilities"). As between the parties, Seller shall remain liable for all the Retained Liabilities.

                                   ARTICLE 4

                                 PURCHASE PRICE

         4.1 PURCHASE PRICE. In consideration of the conveyance to Acquisition Sub of the Transferred Assets and the other rights granted to Purchaser pursuant hereto and subject to the conditions and in accordance with terms hereof, Purchaser shall pay the following purchase price at Closing (a) issue to Seller a number of shares (the "Shares") of the Purchaser's common stock, par value $.01 per share ("Purchaser Stock") valued at One Million Four Hundred Thousand Dollars ($1,400,000.00), and (b) assume the Assumed Liabilities. The Shares of Purchaser Stock shall be of the same class currently publicly listed on NASDAQ under the symbol "ZIXI." The purchase price consisting of the Shares of Purchaser Stock shall be reduced by Fifty Thousand Dollars ($50,000.00) at closing and Purchaser shall thereby credit Seller for repaying in full all of its obligations to Purchaser under a Fifty Thousand Dollars ($50,000.00) promissory note dated July 3, 2003 evidencing a loan in such amount made by Purchaser to Seller and Purchaser shall return such note to Seller marked "Paid in Full." The number of Shares to be delivered at Closing shall be 362,903, determined by dividing $1,400,000.00 less the $50,000.00 offset by $3.72, which is the average of the closing prices of the Purchaser Stock for the five days preceding July 21, 2003.

         4.2 SPECIAL ARRANGEMENTS RELATING TO THE SHARES.. The Shares, at the time of issuance will not be registered under the Securities Act of 1933, as amended, and are being issued to the Seller in reliance upon an exemption from registration. The Shares will have the registration rights set forth in the Registration Rights Agreement (herein so called) to be entered into and delivered at the Closing, in the form of Exhibit A attached hereto.

                                   ARTICLE 5

                                    CLOSING

         5.1 CLOSING. The consummation of the transactions contemplated hereby (the "Closing") shall take place by mail or fax or at such place as the parties may designate, on the date hereof. The date on which the Closing is effected is referred to in this Agreement as the "Closing Date."

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         5.2      DELIVERIES AT CLOSING. At the Closing:

                  (a) Seller hereby delivers, or causes to be delivered, to Acquisition Sub the items described below:

                           (i) a Bill of Sale, in the form attached hereto as Exhibit B (the "Bill of Sale"), executed by Seller;

                           (ii) an Assignment and Assumption Agreement, in the form attached hereto as Exhibit C (the "Assignment and Assumption Agreement"), executed by Seller;

                           (iii) articles of amendment to the articles of incorporation of Seller, duly authorized by all required votes of the directors and shareholders of Seller, changing the name of Seller to a name that does not include "PocketScript" or a derivation;

                           (iv) evidence that the parties signing this Agreement and the Collateral Agreements on behalf of Seller are authorized to do so;

                           (v) consents to assignment relating to the Assigned Contracts in form and substance acceptable to the Purchaser, including a waiver by Express Scripts, Inc. of its right of first refusal;

                           (vi) all electronic representations of source code, object code and associated documentation that relate to the Software Products;

                           (vii) a document in form and substance acceptable to the Purchaser executed by Larry Waldman and Steve Burns and Seller to the effect that they are either an "accredited investor" or a "sophisticated investor" as those terms are generally understood under the Securities Act of 1933, as amended, and the regulations thereunder;

                           (viii) an opinion of Seller's counsel in the form mutually agreeable to Seller and Purchaser and Seller's counsel; and

                           (ix) all other documents, certificates, instruments or writings reasonably requested by Purchaser in connection herewith.

                  (b) Purchaser or Acquisition Sub hereby delivers to Seller (or its designee) the items described below:

                           (i) the Assignment and Assumption Agreement, executed by Acquisition Sub;

                           (ii)     the Shares of Purchaser Stock as provided in
         Section 4.1 and return of the promissory note;

                           (iii) the Registration Rights Agreement, fully executed by Purchaser;

                           (iv) evidence that the party signing this Agreement and the Collateral Agreements on behalf of Purchaser and Acquisition Sub is authorized to do so; and

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                           (v)      all other documents, certificates,
         instruments or writings reasonably requested by Seller in connection herewith.

                  (c) Each Transferred Employee concurrently with the execution and delivery of this Agreement has delivered to Purchaser the Employee Documents, executed by each Transferred Employee;

                  (d) The Bill of Sale, Assignment and Assumption Agreement, Employee Documents, and the Registration Rights Agreement shall constitute, collectively, the "Collateral Agreements."

         5.3 DELIVERY OF TRANSFERRED ASSETS. Title to the Transferred Assets passes to Acquisition Sub as of the Closing at the applicable places of business of Seller. Promptly following the Closing, Seller will place Acquisition Sub in full possession and control of the Transferred Assets. All other assets and information to be delivered to Acquisition Sub will be delivered by Seller to such locations and in such manner as Purchaser shall designate by means of delivery reasonably designated by Purchaser, at Purchaser's cost and risk of loss.

                                   ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller hereby makes the following representations and warranties to Purchaser and Acquisition Sub, each of which shall be unaffected by any investigation heretofore or hereafter made by Purchaser or Acquisition Sub.

         6.1 ORGANIZATION AND GOOD STANDING. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to own, lease or otherwise hold its properties and assets (including the Transferred Assets) and to carry on its business (including the Software Business) as presently conducted.

         6.2 AUTHORIZATION AND EFFECT OF AGREEMENT. Seller has all requisite corporate power and authority to execute and to deliver this Agreement and the Collateral Agreements to which it is a party (the "Seller Collateral Documents") and to perform the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Seller Collateral Documents and the performance by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the Seller Collateral Documents have been duly executed and delivered by Seller and each such agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity.

         6.3 NO CONFLICTS. Except as set forth on Schedule 6.3 attached hereto, the execution and delivery of this Agreement and the Seller Collateral Documents by Seller does not, and the

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performance by Seller of the transactions contemplated by this Agreement and the
Seller Collateral Documents, including the transfer of the Transferred Assets, will not, conflict with, or result in any violation of, or constitute a default under, or, as applicable, give rise to the creation of a Lien, other than a Permitted Lien, upon any of the Transferred Assets or to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under,
(a) any provision of the Certificate of Incorporation or Bylaws or other applicable constituent documents of Seller, (b) any of the terms, conditions or provisions of any Assigned Contract, or (c) any Law or Order applicable to or binding on Seller or the Transferred Assets. Except for any required Consents set forth on Schedule 6.3 attached hereto, no Consent is required to be obtained, made or given (whether pursuant to applicable Law, Contract or otherwise) in connection with the execution and delivery of this Agreement or the Seller Collateral Documents by Seller or the performance by Seller of the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the Seller Collateral Documents by Seller does not, and the performance by Seller of the transactions contemplated by this Agreement and the Seller Collateral Documents, including the transfer of the Transferred Assets, will not, conflict with, or result in any violation of, or constitute a default under, any applicable "bulk sales" or similar laws.

         6.4 SUFFICIENCY OF THE ASSETS; TITLE TO TRANSFERRED ASSETS; NO THIRD PARTY OPTIONS.

                  (a) Except as set forth on Schedule 6.4(a) attached hereto, the Transferred Assets constitute all of the rights, properties and assets of every kind, character and description, wherever located and whether tangible or intangible, real or personal, or fixed or contingent, that are necessary to operate, or primarily used in, the Software Business as currently conducted by Seller. All of the tangible Transferred Assets referred to in Section 2.1(a) are in good operating condition and repair, subject to ordinary wear and maintenance, and are usable in the regular and ordinary course of the Software Business.

                  (b) Except as set forth on Schedule 6.4(b) attached hereto, Seller has sole, good, valid and indefeasible title to the Transferred Assets, and, at the Closing, Seller will convey to Acquisition Sub, sole, good, valid and indefeasible title to the Transferred Assets, free and clear of all Liens, except Permitted Liens. Except as set forth on Schedule 6.4(b) attached hereto, as of immediately prior to the Closing, no third party has any exclusive rights to use or an exclusive license to any of the Transferred Assets or any portion thereof.

                  (c) There are no existing agreements, options or commitments granting to any Person the right to acquire any of the Transferred Assets or any interest therein, other than Permitted Liens or as described in the Assigned Contracts.

         6.5 FINANCIAL DATA. Seller has provided to Purchaser, on Schedule 6.5, (1) a compilation of PocketScript, LLC's statement of assets, liabilities, and equity-modified cash basis as of April 30, 2003 and the related statement of revenues, expenses-modified cash basis for the period beginning December 17, 2002 and ending April 30, 2003 (2) a compilation of PocketScript, LLC's statement of assets, liabilities, and equity-modified cash basis as of December 16, 2002 and the related statement of revenues, expenses-modified cash basis for the nine months ending December 16, 2002 and (3) a compilation of Way Over the Line, LLC's

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balance sheet as of December 16, 2002 and the related statement of income for the twelve months ended December 16, 2002 (Way Over the Line, LLC was merged with PocketScript, LLC effective December 16, 2002) (the "Financial Statements"). Each of the Financial Statements is complete and correct in all material respects, has been prepared in a manner consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly the consolidated financial position and results of operations of Seller as at the dates and for the periods indicated.

         6.6 LITIGATION. Except as set forth on Schedule 6.6 attached hereto:

                  (a) There are neither any judicial or administrative actions, proceedings or, to the Knowledge of Seller, investigations pending nor, to the Knowledge of Seller, threatened that question the validity of this Agreement or any action taken or to be taken by Seller in connection with this Agreement;

                  (b) There are no lawsuits, claims, administrative or other proceedings or, to the Knowledge of Seller, investigations relating to the conduct of the Software Business or otherwise affecting the Transferred Assets pending, or, to the Knowledge of Seller, threatened against Seller; and

                  (c) There are no Orders binding on Seller that relate to the Software Business or otherwise affect the Transferred Assets.

         6.7 SOFTWARE PRODUCTS. Schedule 6.7 attached hereto sets forth a complete list of the Software Products by release name and, where reasonable and appropriate, description.

         6.8      ASSIGNED CONTRACTS.

                  (a) Each Assigned Contract is in full force and effect and is valid and, to the Knowledge of Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity. Except as disclosed on Schedule 6.8(a) attached hereto, Seller is not, and to the Knowledge of Seller, no other party thereto is, in material default in the performance, observance or fulfillment of any obligation under any Assigned Contract. Except as disclosed on Schedule 6.8(a) attached hereto, to the Knowledge of Seller, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default under any Assigned Contract. Seller has provided Purchaser with true, complete and correct copies of each Assigned Contract, and any amendment or modification thereto, or a written description of any Assigned Contract that is not in writing.

                  (b) Except as disclosed on Schedule 6.8(b) attached hereto, there are no licenses of Seller that are currently in effect of Seller, whether written or oral, of the Software Products or the Intellectual Property in the Software Products, other than any Software licenses to Seller's resellers, distributors, channel partners or customers entered into in the ordinary course of conducting the Software Business. None of such licenses authorize any licensee to have access to source code with respect to the Software. No Software has been transferred to any escrow agents, except as disclosed on Schedule 6.8(b) attached hereto. No source code to the Software has been transferred to any Person except as disclosed on Schedule 6.8(b).

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         6.9      COMPLIANCE WITH LAWS. Except as set forth on Schedule 6.9
attached hereto, to the best of Seller's knowledge, Seller has conducted and is conducting the Software Business in compliance with all applicable Laws, except where such failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         6.10     PERSONNEL; LABOR MATTERS.

                  (a) Personnel. Schedule 6.10 attached hereto sets forth a complete and correct list, as of the Closing Date, of all Transferred Employees, including as applicable, (i) salary, hourly wage rate or retention rate; (ii) position; and (vii) status (i.e., active, short term disability, long term disability or leave of absence).

                  (b) Labor. No Transferred Employees are represented by any labor organization, and there are no labor or collective bargaining agreements, which pertain to the Transferred Employees. To the Knowledge of Seller, no labor organization or group of employees of Seller has made a pending demand for recognition or certification affecting the Transferred Employees, and, within the preceding three years, there have been no representation, certification or other related proceedings, or petitions seeking a representation proceeding or other related proceeding, pending or, to the Knowledge of Seller, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years, there have been no organizing activities involving Seller pending or, to the Knowledge of Seller, threatened by any labor organization or group of employees of Seller affecting the Transferred Employees.

                  (c) Employee Relations. There are no strikes, work stoppages, slowdowns, lockouts, arbitrations, grievances, unfair labor practice charges or complaints pending or, to the Knowledge of Seller, threatened involving the Transferred Employees, which, if individually or collectively resolved against Seller, could result in a material liability, and, to the Knowledge of Seller, there are no facts or circumstances which could form the basis for any of the foregoing. None of the Transferred Employees have resigned or have given notice to Seller of their intention to resign or otherwise voluntarily terminate their employment with Seller.

                  (d) Employee Litigation. There are no complaints, charges or claims against Seller pending or, to the Knowledge of Seller, threatened to be brought or filed with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment of any of the Transferred Employees, including but not limited to ERISA, the Civil Rights laws, Americans with Disabilities Act, Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), Pregnancy Discrimination Act, Equal Pay Act, Fair Labor Standards Act, Worker Adjustment and Retraining Notification Act, and Family and Medical Leave Act, and, to the Knowledge of Seller, there are no facts or circumstances which could form the basis for any of the foregoing.

         6.11     INTELLECTUAL PROPERTY.

                  (a) As used herein, the term "Scheduled Intellectual Property" means, whether solely or jointly owned, Seller's domestic and foreign patents (including design registrations and other government grants of rights to inventions), patent applications, patent licenses from third parties, software licenses from third parties (other than routine, non-negotiated, shrink wrap or similar everyday licenses of the type commonly available at reasonable cost to the industry in general and which are not a part of the Software Products), know-how licenses from third parties, trade names, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications and data sheets with copyright marks, in the Software Products. Schedule 6.11(a)(i) attached hereto sets forth all of the Scheduled Intellectual Property. Except as otherwise indicated on Schedule 6.11(a)(ii) attached hereto, Seller is the sole and exclusive owner of all Scheduled Intellectual Property; and, to Seller's knowledge, there are no third party rights that will impede Seller's sole and exclusive ownership of the Scheduled Intellectual Property.

                  (b) The term "Intellectual Property" means, whether solely or jointly owned, domestic and foreign patents (including design registrations and other government grants of rights to inventions), patent applications, patent licenses from third parties, software licenses from third parties, know-how licenses from third parties, trade names, trademarks, trademark registrations and applications, service marks, service mark registrations and applications (and the goodwill associated therewith) and copyright registrations and applications, including but not limited to that listed under the Scheduled Intellectual Property; together with all unregistered copyrights, trade secrets, know-how and other Confidential Information, other non-public proprietary technical and business information, proprietary processes and formulae, and all ownership, use and other rights thereto (including rights of renewal and rights to sue for past, present and future infringements or misappropriations thereof).

                           (i) The term "know-how" includes but is not limited to Software concepts and invention disclosures related to the Software Products of Seller but that are not incorporated into the Software Products or filed as patent applications, if any, and trade secrets that are related to the Software Products; and, except as set forth on Schedule 6.11(b)(i) attached hereto, Seller is the sole and exclusive owner of any such concepts, disclosures and trade secrets.

                           (ii) Except as set forth on Schedule 6.11(b)(ii) attached hereto, each officer, employee, consultant and independent contractor of Seller (each a "Seller Employee") who has originated or invented any of the Software Products either (a) has executed a valid written assignment needed to show sole ownership by Seller of the Intellectual Property in the Software Products originated or invented by such Seller Employee and, to the extent applicable to such Seller Employee, any of Seller's Intellectual Property contained in any of the Transferred Assets, (b) has executed an agreement which includes an obligation to assign to Seller all rights to the Intellectual Property in the Software Products originated or invented by such Person during the course of such Person's relationship with Seller, or (c) is by law or otherwise under an enforceable and binding obligation to assign such rights to Seller. To the Knowledge of Seller, no such officer, employee, consultant or independent contractor has notified Seller, or otherwise made the claim, that such Person is, or believes himself or herself to be, the owner of any of the Intellectual Property in the Software Products.

                           (iii) Except as set forth on Schedule 6.11(b)(iii) attached hereto, Seller has taken all commercially reasonable actions to protect and preserve the confidentiality of all Intellectual Property in, or primarily related to, the Software Products covering trade secrets, know-how, Confidential Information, other non-public proprietary technical and business information, proprietary processes, and formulae not otherwise protected by patents, patent applications or copyrights ("Software Business Confidential Information").

                           (iv) Except as set forth on Schedule 6.11(b)(iv) attached hereto, each officer, employee, consultant and independent contractor of Seller who has worked in the Software Business has either executed a non-disclosure agreement or is by law or otherwise under an enforceable and binding obligation to protect and preserve the confidentiality of the Software Business Confidential Information in the Software Products.

                           (v) Except as disclosed on Schedule 6.11(b)(v) attached hereto, the Knowledge of Seller or to the knowledge of any Software Business Employee, no Software Business Confidential Information primarily related to the Software Products has been disclosed or is authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects Seller's proprietary interests in and to such Software Business Confidential Information or under circumstances in which the third party is under a legal duty not to disclose such Software Business Confidential Information.

                           (vi) Except as set forth on Schedule 6.12(b)(vi) attached hereto, neither any source code relating to the Software Products has been disclosed or transferred to any Person, nor, except as set forth on Schedule 6.12(b)(vii) attached hereto, will the execution and delivery of this Agreement by Seller result in any such transfer, to a Person other than Purchaser, either directly, or indirectly, or pursuant to the terms of an escrow arrangement.

                  (c) To the Knowledge of Seller, the Software Products do not interfere with, infringe, misappropriate or otherwise come into conflict with any Intellectual Property rights of third parties, and Seller has not received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation or conflict. Seller does not have any Knowledge that the manufacturing, marketing, licensing, use or sale of the Software Products infringes any Intellectual Property right of any third party.

                           (i) Except as set forth in Schedule 6.11(c)(i) attached hereto, no third party has, to the Knowledge of Seller, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller in the Software Products.

                           (ii) Except as set forth on Schedule 6.11(c)(ii) attached hereto, Seller is not, nor will be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement or as a result of the transactions contemplated hereby, in breach of any license, sublicense or other agreement primarily relating to the Intellectual Property in the Software Products.

                  (d) Except as set forth on Schedule 6.11(d) attached hereto, Seller does not use in the Software Products pursuant to license, sublicense, agreement or permission, any Intellectual Property owned by a third party.

         6.12     SOFTWARE.

                  (a) Except as set forth on Schedule 6.12(a) attached hereto, the past and current versions released since January 1, 2003, of all Software Products perform substantially in accordance with the version-specific user Documentation.

                  (b) No Transferred Employee is, or is now expected to be, in default under any employment contract with Seller or, to the Knowledge of Seller, any other restrictive covenant for the benefit of Seller relating to the Software Products.

                  (c) Except as set forth on Schedule 6.12(c) attached hereto, to the Knowledge of Seller, the Software Products were developed entirely by the employees of, and consultants to, Seller which were bound by agreements to assign all rights to the Software Products to Seller, or, if not, Seller has purchased such Software from the party in whom, to the Knowledge of Seller, title to such Software was vested.

                  (d) Except as set forth on Schedule 6.12(d) attached hereto, Seller has no obligation to compensate any other Person for the development, use, license, sale or exploitation of the Software Products.

                  (e) Except as set forth on Schedule 6.12(e) attached hereto, there have been no patents applied for and no copyrights registered for the Software Products.

                  (f) Seller shall not retain any copies of the code relating to the Software Products.

         6.13 MAJOR CUSTOMERS. Schedule 6.13 attached hereto sets forth the names of the ten largest customers of the Software Products for the current fiscal year other than resellers, distributors, or channel partners (based on the aggregate value of the Software Products purchased from Seller by such customers during such period) and the amount of revenue attributed to each such customer during such period.

         6.14     INVESTMENT REPRESENTATIONS. Seller represents that:

         (a) Seller is acquiring the Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, Seller does not agree to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

         (b) Sophisticated Investor Status. Seller is a "sophisticated investor" as such term is defined in the 1933 Act or applicable regulations. There are 49 individuals who own 100% of Seller, and at least half of those are "accredited investors" as such term is defined in the 1933 Act or applicable regulations .

         (c) Reliance on Exemptions. Seller understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Purchaser is relying in part upon the truth and accuracy of, and Seller's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Shares.

         (d) Information. Seller and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Purchaser and materials relating to the offer and sale of the Shares that have been requested by Seller. Seller and its advisors, if any, have been afforded the opportunity to ask questions of the Purchaser. Seller understands that its investment in the Shares involves a high degree of risk. Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

         (e) No Governmental Review. Seller understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

         (f) Transfer or Resale. Seller understands that except as provided in the Registration Rights Agreement: (i) the Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Seller shall have delivered to the Purchaser an opinion of counsel, in a generally acceptable form, to the effect that such Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Seller provides the Purchaser with reasonable assurance that such Shares can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act, as amended (or a successor rule thereto) ("RULE 144"); (ii) any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Purchaser nor any other person is under any obligation to register the Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the Shares may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Shares.

         (g) Legends. Seller understands that until such time as the sale of the Shares has been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Shares, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SHARES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SHARES.

         The legend set forth above shall be removed and the Purchaser shall issue a certificate without such legend to the holder of the Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Shares are registered for resale under the 1933 Act, (ii) in connection with a sale transaction, such holder provides the Purchaser with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Shares may be made without registration under the 1933 Act, or
(iii) such holder provides the Purchaser with reasonable assurances that the Shares can be sold pursuant to Rule 144(k), or (iv) such holder provides the Purchaser reasonable assurances that the Shares have been or are being sold pursuant to Rule 144.

                                   ARTICLE 7

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby makes the following representations and warranties to Seller, each of which shall be unaffected by any investigation heretofore or hereafter made by Seller.

         7.1 CORPORATE ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

         7.2 AUTHORIZATION AND EFFECT OF AGREEMENT. Each of Purchaser and Acquisition Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it is a party (the "Purchaser Collateral Documents") and to perform the transactions contemplated hereby and thereby. The execution and delivery by each of Purchaser and Acquisition Sub of this Agreement and the Purchaser Collateral Documents and the performance by each of them of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser and Acquisition Sub, as applicable. This Agreement and the Purchaser Collateral Documents have been duly executed and delivered by each of Purchaser and Acquisition Sub, as applicable, and each of such agreements constitutes a valid and binding agreement of Purchaser and Acquisition Sub, as applicable, enforceable against Purchaser and Acquisition Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity.

         7.3 NO CONFLICTS. The execution and delivery of this Agreement and the Purchaser Collateral Documents by Purchaser and Acquisition Sub does not, and the performance by Purchaser and Acquisition Sub of the transactions contemplated by this Agreement and the Purchaser Collateral Documents will not, conflict with, or result in any violation of, or constitute a default under (a) any provision of the Certificate of Incorporation or Bylaws of Purchaser or (b) any Law or Order applicable to or binding on Purchaser or Acquisition Sub. No Consent is required to be obtained, made or given (whether pursuant to applicable Law, Contract or otherwise) in connection with the execution and delivery of this Agreement by Purchaser or Acquisition Sub or the performance by Purchaser and Acquisition Sub of the transactions contemplated hereby, other than applicable securities laws filing.

         7.4 LITIGATION. There are no judicial or administrative actions, proceedings or investigations pending or, to Purchaser's or Acquisition Sub's knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by Purchaser or Acquisition Sub in connection with this Agreement.

         7.5 PURCHASER STOCK. The Shares of Purchaser Stock to be issued to Seller under this Agreement shall be the same class and series as those shares of Seller publicly traded and listed on NASDAQ under the symbol "ZIXI" and Purchaser has sufficient authorized and unissued shares to issue the Shares to Purchaser in accordance with this Agreement. The Shares, when issued, will be free and clear of any liens and encumbrances and will not be subject to any restriction on transfer (other than those imposed by applicable securities laws), options to purchase, or other repurchase rights under any of Purchaser's organizational documents or agreements.

                                   ARTICLE 8

                             POST-CLOSING COVENANTS

         8.1      COVENANT NOT TO COMPETE; NON SOLICITATION.

                  (a) Seller agrees that prior to the fourth anniversary of the Closing Date, other than Seller's ownership interest in Purchaser, Seller will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the development, design, manufacturing, marketing or sale of e-prescription software having substantially the same performance characteristics and functionality as the Software Products; provided, however, that nothing herein shall preclude Seller from owning an equity interest of five percent or less of any publicly traded company listed on a national stock exchange or on the Nasdaq National Market.

                  (b) Until the fourth anniversary of the Closing Date, Seller will not directly or indirectly solicit, offer employment to or hire any Transferred Employee (i) who is still an employee of Purchaser or Acquisition Sub, or (ii) who has, without the consent of Purchaser or Acquisition Sub, as applicable, terminated his or her employment with Purchaser or Acquisition Sub, as applicable, within 180 days of such solicitation, offer or hire; provided, however, that the foregoing provision will not prevent Seller from soliciting the employment of any person pursuant to a general advertisement or similar notice.

         8.2 CONFIDENTIALITY. Except as required by Contracts to which Seller is bound involving a license of the Software Products to a third party, each party agrees that from and after the Closing, it will not, directly or indirectly, disclose, reveal, divulge or communicate to any person or entity other than its authorized officers, directors and employees, or use or otherwise exploit for its own benefit or for the benefit of anyone other than the other party, any Non-Public Information (as defined below) of the other party. Neither party shall have any obligation to keep confidential any Non-Public Information if and to the extent disclosure thereof is specifically required by Law or in the enforcement of its rights hereunder; provided, however, that in the event disclosure is required by applicable Law, the disclosing party shall, to the extent reasonably possible, provide the other party with prompt notice of such requirement prior to making any disclosure so that the other party may seek an appropriate protective order. For purposes of this Section 8.2 only, "Non-Public Information" shall mean any Confidential Information that, with respect to Seller, relates to Seller's business other than the Software Business, and, with respect to Purchaser, relates to Purchaser's (or Acquisition Sub's) business (including, without limitation, the Software Business). The term Non-Public Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure by a party not otherwise permissible hereunder, or (iii) a party learns from other sources and such sources have not violated their confidentiality obligation to the other party.

         8.3 SPECIFIC PERFORMANCE; REFORMATION. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of
Section 8.1 or 8.2 will be inadequate and that a party, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever. In the event that the provisions of Section 8.1 or 8.2 should ever be deemed to exceed the limitations provided by applicable Law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

         8.4 FURTHER COOPERATION. Seller will cooperate with Purchaser, upon Purchaser's reasonable request and at Purchaser's expense, in any Actions necessary for the protection, enforcement or transfer of Purchaser's (or Acquisition Sub's) exclusive ownership rights in any the Transferred Assets.

         8.5 MAINTENANCE OF BOOKS AND RECORDS. Each of Seller and Purchaser shall preserve until the fourth anniversary of the Closing Date all records possessed by such party relating primarily to the Transferred Assets or the operation of the Software Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other party with reasonable access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the relevant officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent primarily relating to the Transferred Assets or the operation of the Software Business prior to the Closing Date, and the other party and its representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further provided that, to the extent such information constitutes trade secrets or confidential information of such party, the requesting party will not, and shall ensure that its representatives are bound not to disclose such information except (i) as required by Law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party and its representatives. Such records may nevertheless be destroyed by a party if such party sends the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day following delivery of such notice unless the other party objects to the destruction, in which case the party seeking to destroy the records shall either agree to retain such records or to deliver such records to the objecting party.

         8.6 TRANSFERRED EMPLOYEES. Either purchaser or Acquisition Sub will offer employment to each Software Business employee set forth in Schedule
6.10 attached hereto on an "at will" basis on or prior to the date hereof, and the individuals who accept such offer shall be referred to as the "Transferred Employees." Each such offer of employment shall be no lower than the salary or hourly wage rate as set forth on Schedule 6.10 attached hereto. Subject to applicable Laws, Purchaser or Acquisition Sub, as applicable, shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).

         8.7 FURTHER COOPERATION. In the event that an asset of Seller that the parties did not intend to be transferred to Acquisition Sub was transferred to Acquisition Sub in error, Purchaser agrees to execute and deliver, or cause to be executed and delivered, all such documents and instruments and take such other actions as may be reasonably necessary to transfer all right, title and interest in such asset back to Seller. In the event that an asset of Seller should have been included as a part of the Transferred Assets transferred to Acquisition Sub, Seller agrees to execute and deliver, or cause to be executed and delivered, all such documents and instruments and take such other actions as may be reasonably necessary to transfer all right, title and interest in such asset to Acquisition Sub. In the event that a dispute arises between Seller and Purchaser with respect to whether a particular asset should or should not have been transferred to Purchaser, the parties agree to use reasonable efforts to resolve such dispute in a timely and mutually acceptable manner.

                                   ARTICLE 9

                          SURVIVAL AND INDEMNIFICATION

         9.1      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  (a) Except for the representations and warranties of Seller contained in Section 6.4(b) and Section 6.8(b), which shall survive the Closing and remain in effect until the fourth anniversary of the Closing Date (the "Title Warranty Termination Date"), the representations and warranties of Seller and Purchaser contained in this Agreement shall survive the Closing and remain in effect until the second anniversary of the Closing Date. Any Claim Notice given to the Indemnifying Party within such period of survival as herein provided will be timely made for purposes hereof. No claims for an Indemnifiable Loss may be asserted following the expiration of such applicable period.

                  (b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive the Closing and remain in effect indefinitely.

         9.2      DEFINITIONS; LIMITATIONS ON LIABILITY.

                  (a) For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any person or entity entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any person or entity required to provide indemnification under this Agreement, (iv) "Indemnifiable Losses" means any and all damages, losses, liabilities, obligations, costs and expenses suffered or incurred by an Indemnitee, and any and all claims, demands or suits brought against an Indemnitee (by any person or entity, including, without limitation, any Governmental Authority), including, without limitation, the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys' fees and expenses incurred by the Indemnitee in connection therewith and (v) "Third Party Claim" means any claim, action or proceeding made or brought by any Person other than a party to this Agreement (or an Affiliate thereof).

                  (b) Notwithstanding any other provision hereof or of any applicable law, (i) the maximum aggregate indemnification obligations of an Indemnifying Party arising from breaches of representations or warranties (other than those contained in Sections 6.4(b), and 6.8(c) and asserted pursuant to
Section 9.3(a)(i) or Section 9.3(b)(i), as applicable, shall be limited to, and shall in no event exceed, U.S. One Million Five Hundred Thousand Dollars ($1,500,000) ("Indemnification Cap"). In the event that an Indemnitee assumes the defense of a Third Party Claim, each applicable Indemnification Cap shall be deemed to be automatically reduced by the amount of any Action Expenses incurred by an Indemnifying Party on its own behalf in connection with its participation in the defense of such Third Party Claim.

                  (c) Notwithstanding anything to the contrary contained in this Agreement, an Indemnifying Party shall not be required to make any Indemnification Payment pursuant to Section 9.3 pursuant to any indemnification obligation under this Agreement until such time as the total amount of all Indemnifiable Losses that have been suffered or incurred by the Indemnitee exceeds $50,000 in the aggregate; provided, however, that if the total amount of such Indemnifiable Losses exceeds $50,000 in the aggregate, the Indemnitee shall be entitled to be indemnified against only the amount of such Indemnifiable Losses exceeding $50,000 (the "Indemnification Minimum"); provided that, Purchaser's obligation to deliver the Shares and its indemnification obligation set forth in Section 9.3(b)(iii) shall not be limited by the Indemnification Cap or subject to the Indemnification Minimum; and provided further, that Seller's indemnification obligation set forth in Section 9.3(a)(iii) shall not be limited by the Indemnification Cap or subject to the Indemnification Minimum.

         9.3      INDEMNIFICATION.

                  (a) Subject to Sections 9.1, 9.2, and 9.5, from and after the Closing Date, Seller agrees to indemnify, defend and hold harmless Purchaser from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

                           (i) any breach of the representations and warranties of Seller contained in Article 6 of this Agreement;

                           (ii) any nonfulfillment of any covenant on the part of Seller under the terms of this Agreement;

                           (iii)    any Retained Liabilities;

                           (iv) any failure to comply with any "bulk sales" laws applicable to the transactions contemplated hereby; and

                           (v)      the use or ownership of any of the
         Transferred Assets prior to or on the Closing Date (other than the Assumed Liabilities).

                  (b) Subject to Sections 9.1, 9.2 and 9.5, from and after the Closing Date, Purchaser agrees to indemnify, defend and hold harmless Seller from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

                           (i) any breach of the representations and warranties of Purchaser contained in Article 7 of this Agreement;

                           (ii) any non-fulfillment of any covenant on the part of Purchaser under the terms of this Agreement;

                           (iii)    any Assumed Liabilities; and

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

                           (iv)     the use or ownership of any of the
         Transferred Assets after the Closing Date.

         9.4      DEFENSE OF THIRD PARTY CLAIMS.

                  (a) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof available after diligent search and attempt to locate the same and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense. If the Indemnifying Party has assumed the defense of the Third Party Claim, the Indemnitee shall not enter into any settlement of such claims, or admit any liability with respect to such claim without the prior written consent of the Indemnifying Party.

                  (b) If, within 10 calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 9.3(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 10 calendar days after receiving written notice from the Indemnitee that the Indemnitee reasonably believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses (without regard to any applicable Indemnification Cap) relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs and expenses paid or incurred in connection therewith. If the Indemnitee assumes the defense of the Third Party Claim, the Indemnitee shall not enter into any settlement of such claim, or admit any liability with respect to such claim, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed; provided, however, if the Indemnitee provides written notice to the Indemnifying Party that it relinquishes any and all claims for indemnification pursuant to Article 9 in respect of such Third Party Claim, Indemnitee may freely enter into any settlement agreement without the prior written consent of the Indemnifying Party. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder.

                  (c) A failure to give timely notice or to include any specified information in any notice as provided in Sections 9.3(a) or 9.3(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially damaged as a result of such failure.

         9.5 CLAIMS. If any Indemnitee has, or claims to have, incurred or suffered Indemnifiable Losses for which it is, or may be, entitled to indemnification under this Section 9, such Indemnitee, acting in good faith, may deliver a claim notice (a "Claim Notice") to the Indemnifying Party. Each Claim Notice shall (i) state that such Indemnitee believes that there is or has been a breach of a representation, warranty or covenant contained in this Agreement or that such Indemnitee is otherwise entitled to indemnification under this Section 9, (ii) contain a brief description of the circumstances supporting such Indemnitee's belief that there is or has been such a breach or that such Indemnitee is so entitled to indemnification, and (iii) to the extent possible, contain a good faith, non-binding, preliminary estimate of the amount of Indemnifiable Losses such Indemnitee claims to have so incurred or suffered or will incur or suffer, or a statement that such Indemnifiable Losses are not capable of being estimated or quantified at such time and that the Claim Notice will be amended to include a claimed amount at a later date.

         9.6      EXCLUSIVE REMEDY; ADJUSTMENT TO PURCHASE PRICE.

         (a) To the extent permitted by Law, the indemnity provisions of this
Article 9 shall be the sole and exclusive remedy of the parties with respect to any breach of the representations, warranties and covenants contained in this Agreement and the other indemnification obligations set forth in Section 9.3 that are asserted subsequent to Closing, provided, however, that the foregoing shall not prohibit any party from seeking an injunction or other equitable remedy in respect thereof, and provided further that the foregoing shall not prohibit Seller from seeking and obtaining specific performance of the Registration Rights Agreement and/or any remedy provided under the Registration Rights Agreement.

         (b) Any payments by Seller to Purchaser pursuant to Article 9 shall be treated as an adjustment to the purchase price of the Transferred Assets.

                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS

         10.1 NOTICES. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

                  (a)      If to Seller, to:

                           Pocket Script LLP
                           4770 Duke Drive, 2nd Floor

                           Mason, Ohio 45040
                           Attention: Stephen S. Burns
                           Facsimile No.: (___) _______

                           with a copy to:

                           Katz, Teller, Brant & Hild
                           255 East Fifth Street, Suite 2400
                           Cincinnati, Ohio 45202
                           Attention: Robert E. Brant
                           Facsimile No.: (513) 721-7120

                           If to Purchaser, to:

                           Zix Corporation
                           2711 N. Haskell Avenue, Suite 2300
                           Dallas, Texas 75204-2960

                           Attention: Legal Department
                           Facsimile No.: (214) 515-7385

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

         10.2 EXPENSES. Except as otherwise expressly provided herein, each party hereto will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

         10.3 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party; provided, however, that upon notice to the other party delivered in accordance with Section 10.1, either party may assign or delegate any or all of their rights or obligations under this Agreement to any Affiliate thereof or to any Person that directly or indirectly acquires, after the Closing, all or substantially all of the assets or voting stock of such party, but such assignment or delegation shall not relieve the assigning party of any obligation hereunder.

         10.4 WAIVER. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         10.5 ENTIRE AGREEMENT.. This Agreement, which includes the schedules, annexes and exhibits hereto, supersedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated hereby and constitutes the entire agreement by and among the parties hereto.

         10.6 AMENDMENTS, SUPPLEMENTS, ETC. This Agreement may be amended or supplemented at any time by additional written agreements executed and delivered by each of the parties hereto.

         10.7 RIGHTS OF THE PARTIES. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

         10.8 FURTHER ASSURANCES. From time to time, as and when reasonably requested by any party hereto, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments, make such other deliveries and take such other actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

         10.9 APPLICABLE LAW. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the rules and substantive Laws of the State of Texas, United States of America, without regard to conflicts of law provisions thereof.

         10.10 EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

         10.11 TITLES AND HEADINGS. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         10.12 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of Seller on the one hand and Purchaser on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement; and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

         10.13 BULK SALES; PAYMENT OF LIABILITIES.. Purchaser waives compliance by Seller with the provisions of the so-called bulk sales Law of any applicable jurisdiction; provided however, that Seller will pay the obligations owing to its creditors (other than those included in the Assumed Liabilities) promptly following the sale of the shares of Purchaser Stock; and further provided, however, that Seller will indemnify, defend and hold harmless Purchaser in respect of any Indemnifiable Loss relating to, resulting from or arising out of Seller's failure so to comply with any such bulk sales Law under the Laws of the State of Ohio or failure to pay the liabilities of Seller in connection with the transactions contemplated by this Agreement and such indemnification obligation shall not be limited by the Indemnification Cap or subject to the Indemnification Minimum, but Seller's indemnification shall not cover any Indemnifiable Loss relating to, resulting from, or arising out of Seller's failure to comply with any such bulk sales Laws of any jurisdiction other than Ohio.

         10.14 SPECIFIC PERFORMANCE. The parties recognize that if Seller refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Purchaser for its injury. Purchaser shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by Purchaser to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

         10.15 TRANSFERS. Purchaser and Seller will cooperate and take such action as may be reasonably requested by the other in order to effect an orderly transfer of the Transferred Assets with a minimum of disruption to the operations and employees of the businesses of Purchaser and Seller.

         10.16 TRANSFER TAXES. All sales, use, transfer, stamp, conveyance, value added or other similar taxes, duties, excises or governmental charges (collectively "Transaction Taxes") imposed by the State of Ohio with respect to the transfer of the Transferred Assets or otherwise on account of this Agreement or the transactions contemplated hereby will be borne by Seller and all such Transaction Taxes imposed by any other jurisdiction with respect to the transfer of the Transferred Assets or otherwise on account of this Agreement or the transactions contemplated hereby will be borne by Purchaser.

         10.17 ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover in such action its reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

         10.18    CONSTRUCTION.

                  (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                  (b) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                  (c) Except as otherwise indicated, all references in this Agreement to "Sections", "Schedules", "Annexes" are intended to refer to Sections of this Agreement and Schedules and Annexes to this Agreement.

                      [This Space Deliberately Left Blank]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                            Zix Corporation

                                            By:___________________________
                                            Name: ________________________
                                            Title: _______________________

                                            Pocket Script LLP

                                            By:___________________________
                                            Name: ________________________
                                            Title: _______________________